Exhibit 99.1

Celanese Corporation
222 West Las Colinas Blvd.
Suite 900N
Irving, Texas 75039
Celanese Corporation Reports Second Quarter Earnings; Increases 2017 Outlook

Dallas, July 24, 2017: Celanese Corporation (NYSE: CE), a global technology and specialty materials company, today reported second quarter 2017 GAAP diluted earnings per share of $1.72 and adjusted earnings per share of $1.79, each a second quarter record. The Acetyl Chain and the Materials Solutions cores both contributed to the strong performance in the quarter. Advanced Engineered Materials grew project commercializations from translation of customer needs into value-add solutions and success with the ongoing integration of SO.F.TER. and Nilit. The Acetyl Chain grew profitability, overcoming the impact of a major site-wide turnaround. In the quarter, the company executed an agreement with Blackstone to form a new global company combining Celanese's cellulose derivatives and Blackstone's recently acquired Rhodia Acetow businesses. This will bring together two complementary cellulose acetate businesses that will better service global customers and advance technology to support existing and future markets.

Second Quarter 2017 Financial Highlights:

	Three Months Ended June 30,
	2017	2016
	(unaudited)
	(In $ millions)
Operating Profit (Loss)
Advanced Engineered Materials	97	82
Consumer Specialties	49	80
Total Materials Solutions	146	162
Industrial Specialties	26	29
Acetyl Intermediates	109	77
Eliminations	—	1
Total Acetyl Chain	135	107
Other Activities	(41)	(26)
Total	240	243

	Three Months Ended June 30,
	2017	2016
	(unaudited)
	(In $ millions, except per share data)
Net Earnings (Loss)	233	223

Adjusted EBIT(1)(2)
Advanced Engineered Materials	142	111
Consumer Specialties	79	108
Total Materials Solutions	221	219
Industrial Specialties	26	30
Acetyl Intermediates	106	80
Eliminations	—	1
Total Acetyl Chain	132	111
Other Activities	(27)	(18)
Total	326	312

Equity Earnings, Cost-Dividend Income, Other Income (Expense)
Advanced Engineered Materials	38	27
Consumer Specialties	28	28
Total Materials Solutions	66	55

Operating EBITDA(1)	401	385
Diluted EPS - continuing operations	$1.72	$1.50
Diluted EPS - total	$1.66	$1.50
Adjusted EPS(1)	$1.79	$1.59

Net cash provided by (used in) investing activities	(325)	(63)
Net cash provided by (used in) financing activities	21	(259)
Net cash provided by (used in) operating activities	298	349
Free cash flow(1)	240	285
______________________________

(1)	See "Non-US GAAP Financial Measures" below.

(2)
The Company's discussion of adjusted earnings includes use of terms such as "segment income" and "core income". Those non-GAAP terms are defined below and reconciled in our Non-US GAAP Financial Measures and Supplemental Information document referenced below.

Second Quarter 2017 Highlights:

•
Signed an agreement with Blackstone to combine Celanese’s cellulose derivatives and Blackstone’s Rhodia Acetow businesses in a 70-30 joint venture, pending approvals. JV is expected to distribute a $1.6 billion cash dividend to Celanese at close which will be deployed in organic growth, acquisitions, share repurchases, and debt reduction.

•
Completed the acquisition of the nylon compounding division of Nilit Group (Nilit), a major independent producer of high performance nylon polymers and compounds. This acquisition enhances Celanese's leadership position in Advanced Engineered Materials (AEM), enabling further success of the opportunity pipeline.

•
Commercialized a record 547 projects in the second quarter of 2017, a 63 percent increase from the same period last year, in engineered materials (AEM excluding affiliates). Increased target for projects closed in 2017 to above 2000, a 44 percent increase over 2016.

•	Announced a new $1.5 billion share repurchase authorization. The timing of the repurchases will be partially based on the closing of the tow joint venture with Blackstone.

•
Increased the quarterly common stock cash dividend by 28 percent from $1.44 to $1.84 per share on an annual basis. This is the first of three steps to grow cash dividends by 50% cumulatively over a three-year period.

•	Confirmed that the Ibn Sina JV polyacetal (POM) facility in Jubail, Saudi Arabia is in the testing phase with production expected in the third quarter of 2017.

Second Quarter 2017 Business Segment Overview
Materials Solutions
Materials Solutions reported record net sales of $709 million in the second quarter, an 18 percent improvement over the prior year with Advanced Engineered Materials more than offsetting the decline in Consumer Specialties. Advanced Engineered Materials generated record second quarter GAAP operating profit of $97 million and record second quarter segment income of $142 million. An all time high of 547 projects were commercialized in the quarter driven by the organic opportunity pipeline and the recent SO.F.TER. and Nilit acquisitions. The successful integration of these acquisitions is a key element of AEM's growth strategy. While immediately accretive to segment income, these acquisitions are margin dilutive until synergies and product value upgrades are realized. Volume increased over second quarter of 2016 driven by the acquisitions, growth in Asia, and success of the project pipeline.
Acetate tow volume and price declined year over year driven by lower industry capacity utilization rates and outpaced productivity gains in the quarter. Sequentially, tow volume and price declined mainly because the first quarter of 2017 had some unique carryovers from 2016 contracts.

Affiliate earnings increased 20 percent year over year to $66 million primarily driven by Ibn Sina which had a turnaround in the second quarter of 2016 that did not occur in 2017.
Acetyl Chain
The Acetyl Chain grew second quarter GAAP operating profit by 26 percent year over year to $135 million and grew core income by 19 percent year over year to $132 million. During the planned turnaround in Clear Lake, Texas, the business leveraged its global production and supply chain capabilities and established product swaps to ensure reliability of supply to key customers, overcoming industry supply constraints and Celanese's limitations at Clear Lake. Pricing expanded in excess of higher raw material costs across products and more than offset higher turnaround expenses. GAAP operating margin of 16.3 percent and segment income margin of 16.0 percent were second quarter records. The chain's ability to respond quickly to global trade flow changes, even with the flagship acetyl plant in a major turnaround, demonstrates the versatility of the acetyls business at Celanese.
Cash Flow
The Company recorded operating cash flow of $298 million and free cash flow of $240 million. Capital expenditures were $54 million in the quarter. In the second quarter, a total of $237 million cash was returned to shareholders, via $172 million in share buy-backs and $65 million in dividends. The Company targets at least $500 million in share repurchases in 2017.
Outlook
"The focus on value delivery at Celanese and growth driven business models enabled the strong performance in the second quarter. Advanced Engineered Materials is expected to generate outsized earnings growth propelled by a vibrant project pipeline and early success from integrating SO.F.TER. and Nilit. The Acetyl Chain is poised to drive earnings growth in the second half of 2017 by leveraging raw material volatility and higher volumes as Clear Lake returns to pre-turnaround capacity. Productivity savings of approximately $100 million are on target for the year, supported by initiatives across the company. Building on our success in the second quarter, we are increasing our expectations for growth in adjusted earnings per share to 9-11 percent for 2017," said Rohr.
We are unable to reconcile forecasted adjusted earnings per share growth to US GAAP diluted earnings per share without unreasonable efforts because a forecast of Certain Items, such as mark-to-market pension gains/losses, is not practical.
The Company's earnings presentation and prepared remarks related to the second quarter results will be posted on its website at www.celanese.com under Investor Relations/Events and Presentations after market close on July 24, 2017. Information about

Non-US GAAP measures is included in a Non-US GAAP Financial Measures and Supplemental Information document posted on the website and available at the link below. See "Non-GAAP Financial Measures" below.

Contacts:
Investor Relations	Media - U.S.	Media - Europe
Surabhi Varshney	Travis Jacobsen	Jens Kurth
Phone: +1 972 443 3078	Phone: +1 972 443 3750	Phone: +49(0)69 45009 1574
Surabhi.Varshney@celanese.com	William.Jacobsen@celanese.com	Jens.Kurth@celanese.com
Celanese Corporation is a global technology leader in the production of differentiated chemistry solutions and specialty materials used in most major industries and consumer applications. Our two complementary business cores, Acetyl Chain and Materials Solutions, use the full breadth of Celanese's global chemistry, technology and business expertise to create value for our customers and the corporation. As we partner with our customers to solve their most critical business needs, we strive to make a positive impact on our communities and the world through The Celanese Foundation. Based in Dallas, Celanese employs approximately 7,500 employees worldwide and had 2016 net sales of $5.4 billion. For more information about Celanese Corporation and its product offerings, visit www.celanese.com or our blog at www.celaneseblog.com.

Forward-Looking Statements
This release may contain "forward-looking statements," which include information concerning the Company's plans, objectives, goals, strategies, future revenues, synergies, performance, capital expenditures, financing needs and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions, including the announced joint venture transaction. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in this release, including with respect to the joint venture. These risks and uncertainties include, among other things: changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of product and industry business cycles, particularly in the automotive, electrical, textiles, electronics and construction industries; changes in the price and availability of raw materials, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, wood pulp and fuel oil and the prices for electricity and other energy sources; the ability to pass increases in raw material prices on to customers or otherwise improve margins through price increases; the ability to maintain plant utilization rates and to implement planned capacity additions and expansions; the ability to reduce or maintain current levels of production costs and to improve productivity by implementing technological improvements to existing plants; the ability to identify desirable potential acquisition targets and to consummate acquisition or investment transactions consistent with the Company's strategy; increased price competition and the introduction of competing products by other companies; market acceptance of our technology; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the Company; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, cyber security incidents, terrorism or political unrest or other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the occurrence of acts of war or terrorist incidents or as a result of weather or natural disasters; potential liability for remedial actions and increased costs under existing or future environmental regulations, including those relating to climate change; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry; and various other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.
Non-GAAP Financial Measures
Presentation
This document presents the Company's business segments in two subtotals, reflecting our two cores, the Acetyl Chain and Materials Solutions, based on similarities among customers, business models and technical processes. As described in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q, the Acetyl Chain includes the Company's Acetyl Intermediates segment and the Industrial Specialties segment. Materials Solutions includes the Company's Advanced Engineered Materials segment and the Consumer Specialties segment.
Use of Non-US GAAP Financial Information
This release uses the following Non-US GAAP measures: adjusted EBIT, adjusted EBIT margin, operating EBITDA, adjusted earnings per share and free cash flow. These measures are not recognized in accordance with US GAAP and should not be viewed as an alternative to US GAAP measures of performance or liquidity. The most directly comparable financial measure presented in accordance with US GAAP in our consolidated financial statements for adjusted EBIT and operating EBITDA is net earnings (loss) attributable to Celanese Corporation; for adjusted EBIT margin is operating margin; for adjusted earnings per share is earnings (loss) from continuing operations attributable to Celanese Corporation per common share-diluted; and for free cash flow is net cash provided by (used in) operations.

Definitions of Non-US GAAP Financial Measures

•
Adjusted EBIT is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense and taxes, and further adjusted for Certain Items (refer to Table 8 of our Non-US GAAP Financial Measures and Supplemental Information document). We may provide guidance on adjusted EBIT but are unable to reconcile forecasted adjusted EBIT to a US GAAP financial measure without unreasonable efforts because a forecast of Certain Items, such as mark-to-market pension gains and losses, which may be significant, is not practical. Adjusted EBIT margin is defined by the Company as adjusted EBIT divided by net sales.

•
Adjusted EBIT by core (i.e., Acetyl Chain and/or Materials Solutions) may also be referred to by management as core income. Adjusted EBIT margin by core may also be referred to by management as core income margin. Adjusted EBIT by business segment may also be referred to by management as segment income. Adjusted EBIT margin by business segment may also be referred to by management as segment income margin.

•
Operating EBITDA is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense, taxes and depreciation and amortization, and further adjusted for Certain Items, which Certain Items include accelerated depreciation and amortization expense. Operating EBITDA is equal to adjusted EBIT plus depreciation and amortization.

•
Adjusted earnings per share is a performance measure used by the Company and is defined by the Company as earnings (loss) from continuing operations attributable to Celanese Corporation, adjusted for income tax (provision) benefit, Certain Items, and refinancing and related expenses, divided by the number of basic common shares and dilutive restricted stock units and stock options calculated using the treasury method. We may provide guidance on adjusted earnings per share but are unable to reconcile forecasted adjusted earnings per share to a US GAAP financial measure without unreasonable efforts because a forecast of Certain Items, such as mark-to-market pension gains and losses, which may be significant, is not practical.

Note: The income tax expense (benefit) on Certain Items ("Non-GAAP adjustments") is determined using the applicable rates in the taxing jurisdictions in which the Non-GAAP adjustments occurred and includes both current and deferred income tax expense (benefit). The income tax rate used for adjusted earnings per share approximates the midpoint in a range of forecasted tax rates for the year. This range may include certain partial or full-year forecasted tax opportunities and related costs, where applicable, and specifically excludes changes in uncertain tax positions, discrete recognition of GAAP items on a quarterly basis, other pre-tax items adjusted out of our GAAP earnings for adjusted earnings per share purposes and changes in management's assessments regarding the ability to realize deferred tax assets for GAAP. In determining the adjusted earnings per share tax rate, we reflect the impact of foreign tax credits when utilized, or expected to be utilized, absent discrete events impacting the timing of foreign tax credit utilization. We analyze this rate quarterly and adjust it if there is a material change in the range of forecasted tax rates; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate is an estimate and may differ from the actual tax rate used for GAAP reporting in any given reporting period. Table 3a of our Non-US GAAP Financial Measures and Supplemental Information document summarizes the reconciliation of our estimated GAAP effective tax rate to the adjusted tax rate. The estimated GAAP rate excludes discrete recognition of GAAP items due to our inability to forecast such items. As part of the year-end reconciliation, we will update the reconciliation of the GAAP effective tax rate to the adjusted tax rate for actual results.

•
Free cash flow is a liquidity measure used by the Company and is defined by the Company as cash flow from operations, less capital expenditures on property, plant and equipment, and adjusted for capital contributions from or distributions to Mitsui & Co., Ltd. ("Mitsui") related to our methanol joint venture, Fairway Methanol LLC ("Fairway").

Reconciliation of Non-US GAAP Financial Measures
Reconciliations of the Non-US GAAP financial measures used in this press release to the comparable US GAAP financial measure, together with information about the purposes and uses of Non-US GAAP financial measures, are included in our Non-US GAAP Financial Measures and Supplemental Information document filed as an exhibit to our Current Report on Form 8-K filed with the SEC on or about July 24, 2017 and also available on our website at www.celanese.com under Financial Information, Non-GAAP Financial Measures, or at this link: http://investors.celanese.com/interactive/lookandfeel/4103411/Non-GAAP.PDF.
Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.
Supplemental Information
Additional information about our prior period performance is included in our Quarterly Reports on Form 10-Q and in our Non-US GAAP Financial Measures and Supplemental Information document.

Consolidated Statements of Operations - Unaudited

	Three Months Ended June 30,
	2017	2016
	(In $ millions, except share and per share data)
Net sales	1,510	1,351
Cost of sales	(1,143)	(1,013)
Gross profit	367	338
Selling, general and administrative expenses	(96)	(71)
Amortization of intangible assets	(5)	(2)
Research and development expenses	(17)	(19)
Other (charges) gains, net	(3)	(4)
Foreign exchange gain (loss), net	(4)	(1)
Gain (loss) on disposition of businesses and asset, net	(2)	2
Operating profit (loss)	240	243
Equity in net earnings (loss) of affiliates	38	35
Interest expense	(30)	(30)
Refinancing expense	—	—
Interest income	1	—
Dividend income - cost investments	29	29
Other income (expense), net	3	(2)
Earnings (loss) from continuing operations before tax	281	275
Income tax (provision) benefit	(40)	(52)
Earnings (loss) from continuing operations	241	223
Earnings (loss) from operation of discontinued operations	(9)	—
Income tax (provision) benefit from discontinued operations	1	—
Earnings (loss) from discontinued operations	(8)	—
Net earnings (loss)	233	223
Net (earnings) loss attributable to noncontrolling interests	(2)	(2)
Net earnings (loss) attributable to Celanese Corporation	231	221
Amounts attributable to Celanese Corporation
Earnings (loss) from continuing operations	239	221
Earnings (loss) from discontinued operations	(8)	—
Net earnings (loss)	231	221
Earnings (loss) per common share - basic
Continuing operations	1.73	1.51
Discontinued operations	(0.06)	—
Net earnings (loss) - basic	1.67	1.51
Earnings (loss) per common share - diluted
Continuing operations	1.72	1.50
Discontinued operations	(0.06)	—
Net earnings (loss) - diluted	1.66	1.50
Weighted average shares (in millions)
Basic	138.6	146.5
Diluted	139.0	147.1

Consolidated Balance Sheets - Unaudited

	As of June 30, 2017	As of December 31, 2016
	(In $ millions)
ASSETS
Current Assets
Cash and cash equivalents	511	638
Trade receivables - third party and affiliates, net	985	801
Non-trade receivables, net	227	223
Inventories	771	720
Marketable securities, at fair value	30	30
Other assets	59	60
Total current assets	2,583	2,472
Investments in affiliates	885	852
Property, plant and equipment, net	3,663	3,577
Deferred income taxes	164	159
Other assets	311	307
Goodwill	975	796
Intangible assets, net	302	194
Total assets	8,883	8,357
LIABILITIES AND EQUITY
Current Liabilities
Short-term borrowings and current installments of long-term debt - third party and affiliates	384	118
Trade payables - third party and affiliates	666	625
Other liabilities	332	322
Income taxes payable	42	12
Total current liabilities	1,424	1,077
Long-term debt, net of unamortized deferred financing costs	2,931	2,890
Deferred income taxes	165	130
Uncertain tax positions	150	131
Benefit obligations	866	893
Other liabilities	225	215
Commitments and Contingencies
Stockholders' Equity
Preferred stock	—	—
Common stock	—	—
Treasury stock, at cost	(1,834)	(1,531)
Additional paid-in capital	158	157
Retained earnings	4,617	4,320
Accumulated other comprehensive income (loss), net	(247)	(358)
Total Celanese Corporation stockholders' equity	2,694	2,588
Noncontrolling interests	428	433
Total equity	3,122	3,021
Total liabilities and equity	8,883	8,357